Exhibit 5.2

Squire, Sanders & Dempsey L.L.P.

14th Floor

8000 Towers Crescent Drive

Tysons Corner, Virginia 22182-2700

October 5, 2007

Deltek, Inc.

13880 Dulles Corner Lane

Herndon, Virginia 20171

Ladies and Gentlemen:

This opinion is being rendered in connection with the sale by Deltek, Inc., a Delaware corporation (the “Company”), and selling stockholders of the Company of shares of common stock, par value $0.001 per share, of the Company being registered by means of the Registration Statement on Form S-1 (File No. 333-142737) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Effective on April 10, 2007, Deltek Systems, Inc., a Virginia corporation (“Deltek Virginia”), converted into the Company pursuant to the applicable provisions of the laws of the Commonwealth of Virginia and the State of Delaware (the “Reincorporation”). As a result of the Reincorporation, issued and outstanding shares of common stock of Deltek Virginia were automatically converted into shares of common stock of the Company on a share-for-share basis. We have examined such documents, and considered such matters of law, as we have deemed necessary or appropriate for purposes of this opinion. As to factual matters not within our actual knowledge, we have relied without independent verification upon such certificates as we have deemed appropriate, including certificates of officers of the Company. We have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies, and the authenticity of the originals of such documents.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that the shares of common stock of Deltek Virginia that were issued and outstanding immediately prior to the effective time of the Reincorporation were duly authorized, validly issued, fully paid and nonassessable.

This opinion is based solely upon the laws of the Commonwealth of Virginia.

This opinion speaks as of its date, and we assume no obligation to advise you of any events or circumstances occurring after this date that may change our opinion expressed above. This opinion is rendered to you solely for your benefit in connection with the transaction described above and may not be relied upon for any other purpose or by any other person without our prior written consent, except that Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon this opinion in rendering its opinion in connection with the above-referenced Registration Statement.

We consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations under such Act.

Respectfully submitted,

/s/ Squire, Sanders & Dempsey L.L.P.